EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sonic Automotive, Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Sonic Automotive, Inc. dated September 20, 2000 of our report dated March 19, 1999, with respect to the consolidated balance sheets of FirstAmerica Automotive, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997, which report appears in the Form 8-K/A of Sonic Automotive dated January 27, 2000:


/s/ KPMG LLP
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September 20, 2000
San Francisco, California